Exhibit 10.39

July 5, 1994

Mr. Jeffrey T. Becker

[home address]

Dear Jeffrey:

On behalf of Aetna Life & Casualty and the Valuation and Analysis Department, I am pleased to offer you the position of Investment Officer. The specifics of the offer are as follows:

1.	Starting Date: July 25, 1994.

2.	Base Salary: Your base salary will be $82,500 per annum payable biweekly. This will be reviewed on the basis of your performance during our annual salary review process in April, 1995 and each year thereafter as long as you are employed by Aetna. The Company may also from time to time review and adjust salaries to reflect appropriate compensation for each position.

3.	Vacation: You will accrue vacation days in accordance with Company guidelines then in effect to a maximum of 15 days per year. As agreed, you may take one week’s vacation in August, 1994. You will also have 1 discretionary day in 1994 and 3 per year thereafter.

4.	Sign-On Bonus: A one-time payment of $12,500 (gross) will be made as soon as possible after you begin work at Aetna in recognition of your career move.

5.	Annual Bonus Pools: You will be eligible for consideration for awards under the Unit Bonus Pool and One Aetna Bonus Pool programs beginning with the 1994 performance year (payable in 1995) as long as the plans are in effect. Each year thereafter, while you are employed by Aetna, you will be eligible for consideration for additional awards under the plans while they remain in effect.

6.	Contingencies: The offer is dependent upon (1) successful completion of a drug test prior to the scheduled start date of your new job; and (2) receipt of documents which show that you are legally entitled to work in the United States.

Please read the enclosed booklet, “Benefits Handbook” carefully in order to fully understand the terms and conditions of the plans mentioned above.

We are delighted to extend this offer to you and look forward to your acceptance. We hope this employment relationship will be mutually enjoyable and lasting. Of course, you may terminate your employment at any time, as may Aetna.

Mr. Jeffrey Becker

July 5, 1994

Please acknowledge your acceptance of this offer by initialing the enclosed copy of this letter and returning it to me. I would greatly appreciate your response within 7 (seven) days after receipt of this letter. If you have any questions or would like to discuss the terms of our offer, please do not hesitate to call me.

Sincerely,

/s/ Louanne D. Hayes

Louanne D. Hayes

Enclosures

/s/ Jeffrey T. Becker
Accepted

/dgz

cc: Robert Reeves

      IG4M/275-4187